Exhibit 10.14

PRESS GANEY HOLDINGS, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is entered into effective as of the effective date of the Distribution (defined below) (the “Effective Date”), by and between Press Ganey Holdings, Inc. (the “Company”) and the holder (“Holder”) identified on the signature page hereto (the “Signature Page”).

WHEREAS, as of the Effective Date, Holder holds the number of unvested Class      Common Units (the “Units”) of PG Holdco, LLC (“Holdco”) set forth on the Signature Page, subject to the terms of Holdco’s Ninth Amended and Restated Limited Liability Agreement, dated as of April 15, 2014, as amended from time to time (the “LLC Agreement”), and a Management Unit Grant Agreement between Holdco and Holder, attached hereto as Exhibit A, as amended from time to time (the “MUGA”);

WHEREAS, in connection with the initial public offering of the Company’s common stock (“Common Stock”), Holdco is being dissolved and all of its assets distributed to its Members (as defined in the LLC Agreement), effective as of the Effective Date (such actions, collectively, the “Distribution”);

WHEREAS, Holdco’s sole assets as of the date hereof are shares of Common Stock; and

WHEREAS, in connection with the Dissolution, Holdco’s Management Committee has determined that Holder shall be entitled in the Dissolution to receive in respect of Holder’s Units the number of shares of Common Stock set forth on the Signature Page, subject to the terms and conditions of this Agreement (such shares, the “Restricted Shares”).

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement, the following capitalized terms have the following meanings:

1.1                               Committee.  “Committee” means the Company’s Board of Directors, the Compensation Committee thereof or a committee or subcommittee appointed by the Company’s Board of Directors or Compensation Committee thereof to administer this Agreement.

1.2                               Fair Market Value.  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Committee deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Committee deems reliable; or (iii) without an established market for the Common Stock, the Committee will determine the Fair Market Value in its discretion.

1.3                               Subsidiary.  “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.4                               Termination of Employment.  “Termination of Employment” means termination of Holder’s engagement as an employee of the Company and its Subsidiaries.

ARTICLE II.
GENERAL

2.1                               Ownership.  Holder is the owner of the Restricted Shares and has all the rights of a shareholder with respect thereto, including the right to vote the Restricted Shares and to receive all dividends or other distributions paid with respect to the Restricted Shares, subject to the terms of this Agreement.  Holder’s ownership of Restricted Shares will be evidenced by (i) a stock certificate or certificates representing the Restricted Shares to be registered in Holder’s name or (ii) by a book-entry in the Company’s records.  If a stock certificate is issued, the certificate will be delivered to, and held in accordance with this Agreement by, the Company or its authorized representatives and will bear the restrictive legends required by this Agreement.  If the Restricted Shares are held in book-entry form, then the book-entry will indicate that the Restricted Shares are subject to the restrictions of this Agreement.

ARTICLE III.
VESTING, FORFEITURE AND ESCROW

3.1                               Vesting.  Each Restricted Share will be become a vested Share (a “Vested Share”) at the same time the Unit in respect of which the Restricted Share was distributed in the Distribution would have become a “Vested Unit” (as defined in the MUGA) under the terms of the MUGA, except that any fraction of a Restricted Share that would otherwise become a Vested Share will be accumulated and will become a Vested Share only when a whole Vested Share has accumulated.  The Committee may accelerate the vesting of all or a portion of the Restricted Shares in such circumstances as it may determine.

3.2                               Forfeiture.  In the event of Holder’s Termination of Employment for any reason, Holder will immediately and automatically forfeit any Restricted Shares that are not Vested Shares (the “Unvested Shares”) to the Company at the time of Holder’s Termination of Employment, except as otherwise determined by the Committee or provided in a binding written agreement between Holder and the Company.  Upon forfeiture of Unvested Shares, the Company will become the legal and beneficial owner of the Unvested Shares and all related interests and Holder will have no further rights with respect to the Unvested Shares.

3.3                               Escrow.

(a)                                 Unvested Shares will be held by the Company or its authorized representatives until (i) they are forfeited, (ii) they become Vested Shares or (iii) this Agreement is no longer in effect.  Holder appoints the Company and its authorized representatives as Holder’s attorney(s)-in-fact to take all actions necessary to effect any transfer of forfeited Unvested Shares (and Retained Distributions (as defined below), if any, paid on such forfeited Unvested Shares) to the Company as may be required pursuant to this Agreement and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer.  The Company, or its authorized representative, will not be liable for any good faith act or omission with respect to the holding in escrow or transfer of the Restricted Shares.

(b)                                 All cash dividends and other distributions made or declared with respect to Unvested Shares (“Retained Distributions”) will be held by the Company until the time (if ever) when the Unvested Shares to which such Retained Distributions relate become Vested Shares.  The Company will establish a separate Retained Distribution bookkeeping account (“Retained Distribution Account”) for each Unvested Share with respect to which Retained Distributions have been made or declared in cash and credit the Retained Distribution Account (without interest) on the date of payment with the amount of such cash paid or declared with respect to the Unvested Share.  Retained Distributions (including any Retained Distribution Account balance) will immediately and automatically be forfeited upon forfeiture of the Unvested Share with respect to which the Retained Distributions were paid or declared.

(c)                                  As soon as reasonably practicable following the date on which an Unvested Share becomes a Vested Share, the Company will (i) cause the certificate (or a new certificate without the legend required by this Agreement, if Holder so requests) representing the Restricted Share to be delivered to Holder or, if the Restricted Share is held in book-entry form, cause the notations indicating the Restricted Share is subject to the restrictions of this Agreement to be removed and (ii) pay to Holder the Retained Distributions relating to the Restricted Share.

3.4                               Rights as Stockholder.  Except as otherwise provided in this Agreement, upon issuance of the Restricted Shares by the Company, Holder will have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends or other distributions paid or made with respect to the Restricted Shares.  Holder acknowledges that the Restricted Shares are subject to adjustment in accordance with the Company’s organizational documents.

ARTICLE IV.
TAXATION AND TAX WITHHOLDING

4.1                               Representation.  Holder has reviewed with Holder’s own tax advisors the tax consequences of the Restricted Shares and the transactions contemplated by this Agreement.  Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

4.2                               Section 83(b) Election.  If Holder makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Restricted Shares, Holder will deliver a copy of the election to the Company promptly after filing the election with the Internal Revenue Service.

4.3                               Tax Withholding.  Unless the Company determines otherwise, any withholding tax obligations of Holder that arise with respect to the Restricted Shares (other than as a result of Holder filing an election under Section 83(b) of the Code with respect to the Restricted Shares) will be satisfied by the Company’s withholding from Restricted Shares that are then becoming vested the minimum number of whole Restricted Shares having a then current Fair Market Value sufficient to satisfy the withholding obligations based on the minimum applicable statutory withholding rates.  Notwithstanding any other provision of this Agreement (but for the avoidance of doubt, in all events subject to the immediately preceding sentence):

(a)                                 The Company and its Subsidiaries have the authority to deduct or withhold, or require Holder to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The

Company and its Subsidiaries may withhold or Holder may make such payment in one or more of the forms specified below:

(i)                                     by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)                                  by the deduction of such amount from other amounts (including compensation) payable in cash by the Company or its Subsidiaries to Holder;

(iii)                               with the consent of the Committee, by requesting that the Company withhold from the Restricted Shares that are then becoming vested the minimum number of whole Restricted Shares having a then current Fair Market Value sufficient to necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates;

(iv)                              with the consent of the Committee, by tendering to the Company vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates;

(v)                                 subject to applicable laws, any Company insider trading policy and the terms of any other agreement between Holder and the Company, through the delivery of a notice that Holder has placed a market sell order with a broker acceptable to the Company with respect to share of Common Stock and that the broker has been irrevocably directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Committee; or

(vi)                              in any combination of the foregoing.

(b)                                 In the event Holder fails to provide timely payment of all sums required pursuant to Section 4.3(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Holder to satisfy all or any portion of Holder’s required payment obligation pursuant to Section 4.3(a)(ii) or Section 4.3(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing the Restricted Shares to Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the vesting of the Shares or any other taxable event related to the Shares.

(c)                                  In the event any tax withholding obligation arising in connection with the Restricted Shares will be satisfied under Section 4.3(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Holder’s behalf a whole number of Restricted Shares from those Restricted Shares that are then becoming vested as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises.  Holder hereby instructs and authorizes the Company and such brokerage firm to complete the transactions described in this Section 4.3(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to deliver any certificate representing the Restricted Shares to Holder or his or her legal representative until the foregoing tax withholding obligations are satisfied.

(d)                                 Holder is ultimately liable and responsible for all taxes owed in connection with the Restricted Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Restricted Shares.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the Restricted Shares or the subsequent sale of the Restricted Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure this Agreement to reduce or eliminate Holder’s tax liability.

ARTICLE V.
RESTRICTIVE LEGENDS AND TRANSFERABILITY

5.1                               Legends.  Any certificate representing a Restricted Share will bear the following legend until the Restricted Share becomes a Vested Share and any legends that the Company determines are required by law:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5.2                               Transferability.  The Restricted Shares and any Retained Distributions may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, in any manner unless and until they become Vested Shares.  Any attempted transfer or disposition of Unvested Shares or related Retained Distributions prior to the time the Unvested Shares become Vested Shares.  The Company will not be required to (a) transfer on its books any Restricted Share that has been sold or otherwise transferred in violation of this Agreement or (b)  treat as owner of such Restricted Share or accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Share has been so transferred.  The Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, or make appropriate notations to the same effect in its records.

ARTICLE VI.
OTHER PROVISIONS

6.1                               Notices.  Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number.  Any notice to be given under the terms of this Agreement to Holder must be in writing and addressed to Holder at Holder’s last known mailing address, email address or facsimile number in the Company’s personnel files.  By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.  Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

6.2                               Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

6.3                               Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in this Agreement, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6.4                               Entire Agreement.  This Agreement (including any exhibit hereto) constitutes the entire agreement of the parties and supersedes in their entirety all prior undertakings and agreements of the parties hereto with respect to the subject matter hereof, including the MUGA and the LLC Agreement.  The LLC and its affiliates, successors and predecessors, and their officers, directors and equity holders are each intended third party beneficiaries of this Section.

6.5                               Agreement Severable.  In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

6.6                               Limitation on Holder’s Rights.  This Agreement confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Holder will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Restricted Shares.

6.7                               Not a Contract of Employment.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Holder any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

6.8                               Counterparts.  This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument..

6.9                               Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

6.10                        Amendment, Suspension and Termination.  This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, provided, that, except as may otherwise be provided, directly or indirectly, in this Agreement, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Shares without the prior written consent of Holder.

6.11                        Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, the Restricted Shares and any proceeds thereof shall be subject to clawback as determined by the Committee, which clawback may include forfeiture, repurchase and/or recoupment of the Restricted Shares and amounts paid or payable pursuant to or with respect to the Restricted Shares.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first set forth above.

PRESS GANEY HOLDINGS, INC.

By:
Name:
Title:

HOLDER

Number of Units and Restricted Shares

Number of Unvested Units Under MUGA:	Class Common Units

Number of Restricted Shares:	Restricted Shares